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                                                                January 30, 1997
Dear Preferred Shareholder:

Enclosed for your consideration is information pertaining to Indiana Michigan Power Company. We ask that you take one of the following actions:

1.  If you wish to accept the Offer and tender your shares:

      - Complete, sign, and date the yellow Letter of Transmittal in accordance with the instructions in the Letter of Transmittal.

      - Enclose the Letter of Transmittal and related certificates in the brown envelope addressed to First Chicago at: Tenders & Exchanges, P.O. Box 2569, Suite 4660, Jersey City, New Jersey, 07303-2569.

      - In addition, even if you tender, please vote, sign and date the green proxy card and enclose in the white envelope addressed to First Chicago at: Tenders and Exchange, P.O. Box 2714, Jersey City, N.J. 07303-9714. PLEASE BE AWARE THAT THE OFFER IS CONDITIONED UPON SHAREHOLDERS APPROVING THE PROPOSED AMENDMENT. A FAILURE TO RETURN A PROXY IS A VOTE AGAINST. (Please note that you cannot receive a Special Cash Payment if you tender your shares).

2.  If you wish to receive the Special Cash Payment, you must vote:

      - If you do not want to accept the Offer, you still must vote yes in order to receive the Special Cash Payment. Please vote by signing and dating the green proxy card. A FAILURE TO RETURN A PROXY IS A VOTE AGAINST.

      - Enclose your completed proxy card in the white envelope addressed to First Chicago at: Tenders & Exchanges, P.O. Box 2714, Jersey City, New Jersey 07303-9714.

If you have any questions on how to tender or vote your shares, please call our proxy solicitor:

                      Morrow & Co., Inc. at (800) 566-9061
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                                                                January 30, 1997

Dear Preferred Shareholder:

      Enclosed for your consideration is information pertaining to Indiana Michigan Power Company. We ask that you take one of the following actions.

1.  If you wish to accept the Offer and tender your shares:

    - Please direct your commercial bank, broker, trust company or other nominee to effect the transaction on your behalf.

    - Have the aforementioned party vote the green proxy card. PLEASE BE AWARE THAT THE OFFER IS CONDITIONED UPON SHAREHOLDERS APPROVING THE PROPOSED AMENDMENT. A FAILURE TO RETURN A PROXY IS A VOTE AGAINST. (Please note that you cannot receive a special cash payment if you tender your shares).

2.  If you wish to receive the Special Cash Payment, you must vote:

       If you do not want to accept the offer, you still must vote yes in order to receive the special cash payment. Please direct your commercial bank, broker, trust company or other nominee to vote a green proxy on your behalf. A FAILURE TO RETURN A PROXY IS A VOTE AGAINST.

        If you have any questions on how to tender or vote your shares, please call
                                 our proxy solicitor:
                         Morrow & Co., Inc. at (800) 566-9061